EXHIBIT 5.1
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
June 17, 2008
Bristow Group Inc.
2000 W. Sam Houston Pkwy, S.,
Suite 1700
Houston, Texas 770042
Ladies and Gentlemen:
     In connection with the issuance by Bristow Group Inc., a Delaware corporation (the “Company”), of (a) 4,1000,000 shares of its common stock, par value $.01 per share (the “Shares”), and (b) an aggregate of $100,000,000 principal amount of the Company’s 3.00% Senior Convertible Notes due 2038 (the “Notes”), together with the related guarantees (the “Guarantees”) on a senior unsecured basis by Air Logistics, LLC, Air Logistics of Alaska, Inc., and Airlog International Ltd. (the “Subsidiary Guarantors”), pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-151519) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated June 9, 2008, as supplemented by the two prospectus supplements relating to the sale of the Shares and the Notes dated June 11, 2008 (as so supplemented, the “Prospectuses” and each an applicable “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act, certain legal matters with respect to the Shares and the Notes are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
     In our capacity as your counsel in the connection referred to above, we have examined the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; the Articles of Organization, Articles of Incorporation or Certificate of Incorporation and Operating Agreement or Bylaws, as applicable, of each of the Subsidiary Guarantors, each as amended to date; the Underwriting Agreements dated June 11, 2008, filed as exhibits to the Form 8-K, between the Company and the underwriters named therein (each an applicable “Underwriting Agreement”) with respect to the Shares and the Notes, respectively; the Original Indenture dated June 11, 2008, filed as an exhibit to the Form 8-K, among the Company, the Subsidiary Guarantors, and U.S. Bank National Association, as trustee; the First Supplemental Indenture (together with the Original Indenture, the “Indenture”) dated June 11, 2008, filed as an exhibit to the Form 8-K, among the Company, the Subsidiary Guarantors, and U.S. Bank National Association, as trustee; the originals, or copies certified or otherwise identified, of corporate records of the Company and the Subsidiary Guarantors, certificates of public officials and of representatives of the Company and the Subsidiary Guarantors and statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving this opinion, we have relied on certificates of officers of the Company and the Subsidiary

Guarantors and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete. We have also assumed that the Shares and the Notes will be offered and sold in compliance with applicable federal and state securities laws and in the manner described in the applicable Prospectus and in accordance with the terms of the applicable Underwriting Agreement.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that
     1. Upon issuance and delivery of the Shares and payment therefor pursuant to the terms of the applicable Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable;
     2. The Notes will, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the applicable Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity) and to the discretion of the court before which any proceeding may be brought;
     3. When the Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the applicable Underwriting Agreement, the Guarantees of the Notes included in the Indenture will constitute legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with the terms of the Indenture, except as the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity) and to the discretion of the court before which any proceeding may be brought; and
     4. The shares of common stock of the Company, par value $.01 per share, into which the Notes are convertible have been duly authorized and when issued and delivered by the Company upon conversion of the Notes in accordance with the Indenture will be validly issued, fully paid and nonassessable.
     This opinion is limited in all respects to the contract laws of the State of New York, the laws of the State of Texas and the applicable federal laws of the United States.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the headings “Legal Matters” in the Prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.